--------------------------------                  ------------------------------
            FORM 5                                         OMB APPROVAL
--------------------------------                  ------------------------------
|_|  Check this box if no                         OMB Number:          3235-0362
     longer subject to Section                    Expires:      January 31, 2005
     16. Form 4 or Form 5                         Estimated average burden
     obligations may continue.                    hours per response ....... 1.0
     See Instruction 1(b).                        ------------------------------
|_|  Form 3 Holdings Reported
|X|  Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ANNUAL STATEMENT OF CHANGES
                              BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Patterson                   Richard                       H.
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      (Last)                     (First)                    (Middle)

                    c/o Waller-Sutton Management Group, Inc.,
                    One Rockefeller Plaza, Suite 3300
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                                (Street)

     New York,                     NY                        10020
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      (City)                    (State)                      (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Regent Communications, Inc. (RGCI)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     May 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
              (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

                                   Table I --
     Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1. Title of Security  2. Transaction   3. Transaction  4. Securities       5. Amount of Securities    6. Ownership     7. Nature of
   (Instr. 3)            Date (Month/     Code            Acquired (A)        Beneficially Owned at      Form: Direct     Indirect
                         Day/Year)        (Instr. 8)      or Disposed of      end of Issuer's Fiscal     (D) or           Beneficial
                                                          (D)(Instr. 3,       Year (Instr. 3 and 4)      Indirect (I)     Ownership
                                                          4, and 5)                                      (Instr. 4)       (Instr. 4)
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
*     If the form is filed by more than one reporting person, see instruction
      4(b)(v).
                                                                          (Over)
SEC 2270 (7-96)

 Table II -- Derivative Securities Acquired, Disposed, of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                           5. Number
                                              of Deriv-
                                              ative     6. Date     7. Title and
                                              Securities   Exer-       Amount of               9. Number
                                              Acquired     cisable     Under-                     of
                                 4. Trans-    (A) or       and Ex-     lying                      Deriv-   10. Owner-
                                    action    Disposed     piration    Secur-                     ative        ship
                                    Code      of (D)       Date        ities                      Secur-       Deriv-   11. Nature
                                    (Instr.   (Instr.      (Month/     (Instr.                    ities        ative        of
1. Title   2. Conver-               8)        3, 4, 5)     Day/Year)   3 and 4)                   Benefi-      Security:    Indirect
   of         sion or  3. Trans- -------------------------------------------------- 8. Price of   cially       Direct       Bene-
   Deriv-     Exercise    action                                             Amount    Deriv-     Owned at     (D) or       ficial
   ative      Price of    Date                          Date   Ex-             or      ative      End of       Indirect     Owner-
   Security   Deriv-      (Month/                       Exer-  pir-          Number    Security   Year         (I)          ship
   (Instr.    ative       Day/                          cis-   ation           of      (Instr.    (Instr.      (Instr.      (Instr.
   3)         Security    Year)  Code   V     (A) (D)   able   Date   Title  Shares    5)         4)           4)           4)
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
Director   $7.76       05/17/01  A            25,000    11/17/ 05/17/ Common 25,000            25,000(2)   D(2)
Stock                                         (1)       01     11     Stock
Option
(Right
to Buy)
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

Explanation of Responses:

(1) Options to purchase shares of Issuer's common stock granted under its 2001 Directors' Stock Option Plan.

(2) Reporting Person disclaims beneficial ownership of all of the securities reported. Reporting Person was initially appointed as a director pursuant to Waller-Sutton Media Partners, L.P.'s ("Waller-Sutton") right to nominate a director to the Issuer. Reporting Person has agreed to hold for the benefit of or cause to be issued directly to, or to be assigned to, Waller-Sutton any securities which he might otherwise be entitled to receive from a portfolio company in which Waller-Sutton invests. The Issuer is a portfolio company in which Waller-Sutton has invested. Accordingly, Waller-Sutton is the beneficial owner of the securities reported.

                                 /s/ Richard H. Patterson           2/13/02
                                 -------------------------------    -----------
                                 **Signature of Reporting Person    Date